EMPLOYMENT AGREEMENT, dated as of the 4th day of October 2010 (the Commencement Date”), by and between STEM CELL ASSURANCE, INC.,  a Nevada Corporation (the “Company”), and MARK WEINREB (the “Employee”).

RECITALS

WHEREAS, the Company and the Employee desire to enter into an employment agreement which will set forth the terms and conditions upon which the Employee shall be employed by the Company and upon which the Company shall compensate the Employee.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, the parties hereto have agreed, and do hereby agree, as follows:

1. EMPLOYMENT; TERM; SEVERANCE

1.1. The Company will employ the Employee in its business, and the Employee will work for the Company therein, as its Chief Executive Officer  for a term commencing as of the date hereof and terminating on the third anniversary of the date hereof (the “Initial Term”).  The term shall be extended for successive one (1) year periods (the “Extended Period”) unless either party gives ninety (90) days prior written notice to the other of its desire to terminate this Agreement as of the end of the initial term or any successive term.   The term of this Agreement, including the Initial Term and any Extended Period (as may be extended), is hereinafter referred to as the “Term.”  Each twelve (12) month period of the Term is referred to herein as a “Contract Year.”  Except as provided for herein, the provisions of this Agreement shall apply during the Extended Period.

1.2. The Employee’s employment may be terminated by the Company at any time for “cause”.  As used in this Agreement, “cause” shall mean the following:  (i) the Employee's commission of any act in the performance of his duties constituting common law fraud; (ii) the Employee’s conviction of, or plea of guilty or nolo contendre to, any felony; or (iii) any embezzlement or misappropriation by the Employee of the Company’s assets, properties or rights.

1.3. The Company may also terminate the Employee’s employment without cause at any time.  In the event of termination without cause (other than pursuant to Paragraph 6.1 hereof), as liquidated damages and as the sole and exclusive remedy of the Employee, the Employee shall be entitled to (i) a lump sum payment equal to the greater of (a) his Base Salary (as hereinafter defined) for the remainder of the Term or (b) two (2) times the amount of his then Base Salary, and (ii) a lump sum payment equal to the greater of (a) his Bonus (as hereinafter defined) for the remainder of the Term or (b) two (2) times the amount of his then annual Bonus, and (iii) be reimbursed pursuant to Paragraph 9.4 hereof.  The foregoing shall not be construed to limit the entitlement of the Employee to his equity interest in the Company.

1.4. In the event that the Employee terminates his employment for Good Reason (as hereinafter defined) or following a Change in Control (as hereinafter defined), such termination shall be considered a termination by the Company without cause and the Employee shall be entitled to the amounts set forth in Paragraph 1.3 hereof.

1.5. As used in this Agreement, “Good Reason” shall mean, without the Employee’s written consent, (i) the assignment to the Employee of duties inconsistent with the duties of a Chief Executive Officer; (ii) a reduction in his Base Salary, Bonus or other benefits; (iii) the relocation of the Employee to an office more than 25 miles from the Employee’s  current location in Woodbury, New York; (iv) the Employee is removed or not appointed as a member the Board; (v) the Company fails to acquire the assignment of this Agreement by an acquiring entity; or (vi) any other material breach by the Company of the provisions hereof.

2. DUTIES

2.1. During the Term, the Employee shall serve as the  Chief Executive Officer of the Company.  In such capacity as Chief Executive Officer, he shall perform duties of an executive character consisting of administrative and managerial responsibilities on behalf of the Company, and he shall have such further duties of an executive character as shall, from time to time, be delegated or assigned to him by the Board of Directors of the Company (the “Board”) consistent with the Employee's position and the provisions hereof.  The Company acknowledges and agrees that, in his capacity as Chief Executive Officer of the Company, the Employe, shall have the power and authority to cause the Company to establish an executive office and/or operations in either Long Island or New York City (subject to Board approval), as well as such other power and authority as generally accompanies the position of Chief Executive Officer.

3. DEVOTION OF TIME

3.1. During the Term, the Employee shall (i) devote his full-time efforts in discharging his duties hereunder; (ii) devote his best efforts, energy and skill to the services of the Company and the promotion of its interests; and (iii) not take part in activities detrimental to the best interests of the Company.

4. COMPENSATION; COMPANY STOCK; CHANGE OF CONTROL

4.1. For all services to be rendered by the Employee during the Term, the Employee shall be entitled to the compensation set forth in Paragraphs 4.2, 4.3 and 4.4 hereof.

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4.2. The Employee shall be entitled to receive from the Company minimum compensation at the following rates per annum (“Base Salary”):

Year	Base Salary

1	$360,000
2	$480,000
3	$600,000

In the event the Term of this Agreement is extended beyond the Initial Term, the Base Salary payable hereunder shall be increased by twenty percent (20%) per annum.  The Employee shall be entitled to such additional compensation as may be determined from time to time by the Board of Directors of the Company in its sole discretion.  All amounts due hereunder shall be payable in accordance with the Company's standard payroll practices, which will be determined by the Employee.

4.3. The Employee shall be entitled to an annual bonus (“Bonus”) in an amount equal to fifty percent (50%) of his then current Base Salary.  The Bonus shall be payable in quarterly installments, commencing on the three (3) month anniversary of the Commencement Date and continuing on each three (3) month anniversary thereof, and shall not be subject to any condition.  In the sole discretion of the Board, any Bonus payment may be made sooner than the times provided for above.

4.4. Concurrently with the execution hereof, the Company grants the Employee Fifty Million (50,000,000) Common Shares of the Company. Twenty Five Million (25,000,000) Common Shares shall vest immediately on the Commencement Date and Twenty Five Million (25,000,000) Common Shares shall vest on the earliest of (i) the Company raising Five Hundred Thousand Dollars ($500,000) in one or a series of financing events or (ii), three months from the Commencement date. The Common Shares granted to the Employee shall be included in a Company’s registration statement on Form S-8, which the Company will file within 30 days of the Commencement Date. The Company shall pay any tax liability, on behalf of the Employee that may result from this grant. In the event the Board of Directors of the Company, in its sole discretion, determine to grant the Employee additional Common Shares of Company from time to time, the Company agrees to pay any tax liability, on behalf of the Employee, that may result from such grant. The Employee shall be eligible to receive annual equity incentive grants or options to purchase shares of the Company’s Common Stock under a Company Equity Incentive Plan (the "Plan") or  any other plan adopted by the Board. Such Plan shall be adopted by the Board within 30 days of the Commencement Date and all shares within the Plan shall be registered in a registration statement on Form S-8 which the Company will file within 30 days of the Commencement Date.

4.5. In the event of a Change in Control of the Company, any and all shares of stock/or stock options outstanding and owing to Employee will vest immediately at the time of the Change in Control. In addition, any and all stock options which have vested as of the termination date plus any additional options that would have vested during the twelve (12) month period following such date (which additional options shall become immediately and fully vested as of the termination date) shall remain exercisable for 60 months following such date but not beyond the original 10 year term of the options. For the purpose of this Agreement, "Change in Control" shall mean:

(a) approval by stockholders of the Company of (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving entity or pursuant to which  shares of stock of the Company would be converted into cash, securities or other property, other than a consolidation or merger of the Company in which holders of its common stock immediately prior to the consolidation or merger have substantially the same proportionate ownership of common stock of the surviving entity immediately after the consolidation or merger as immediately before, or (ii) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or

(b) a change in the majority composition of the Board within a 24-month period unless the election or nomination for election by the Company’s stockholders of each new Director was approved by a vote of two-thirds of the Director then still in office who were in office at the beginning of the 24 month period; or

(c) there is a consolidation or merger of the Company, whether or not the Company is the continuing or surviving corporation; if, after such merger or consolidation shareholders of the Company immediately prior to such merger or consolidation hold less than 50% of the voting power of the surviving entity;

(d) there is a sale or transfer of all or substantially all of the assets of the Company in one or a series of transactions or there is a complete liquidation or dissolution of the Company; or

(e) any individual or entity or group acting in concert and affiliates thereof, acquires, directly or indirectly, more than 50% of the outstanding shares of voting stock of the Company; provided that this section (e) shall not apply to an underwritten public offering of the Company's securities.

5. REIMBURSEMENT OF EXPENSES

5.1. The Company shall pay directly, or reimburse the Employee for, all reasonable expenses and disbursements incurred by the Employee for and on behalf of the Company in the performance of his duties during and prior to the Term, including, without limitation, all reasonable expenses incurred by the Employee for food, lodging and transportation, if he is required to perform any of his duties away from his primary place of residence.  The Company agrees that travel and accommodation will be at the business class level. For such purposes, the Employee shall submit to the Company, not less than once in each calendar month, reports of such expenses and other disbursements in the form normally used by the Company.

5.2. The Company shall also pay directly, or reimburse the Employee for, automobile parking in the area of the principal location of the Company’s office, any railroad or other transportation to the Company’s office, and fuel, tolls and other expenses related to the Employee traveling between the Company’s office, the Employee’s home, and other locations that are business related.

5.3. The Company shall also pay directly, or reimburse the Employee for, all wired and wireless telephone expenses, all other reasonable home office expenses incurred in the performance of his duties during the Term, including installation and monthly charges in connection with broad-band service, fax telephone and other related expenses and all expenses incurred by the Employee for legal fees and disbursements in connection with this Agreement.

5.4. The Company shall pay for a new computer and cellular telephone for use by the Employee and Employee shall have the right to keep such items for his personal use in the event of any termination by the Employee or the Company. The Employee shall be given, and shall be entitled to use, a Company credit card to be used in the performance of his duties.

5.5. The Employee shall be entitled to receive an automobile allowance for the use of his automobile in the amount of Twelve Hundred Dollars ($1,200) per month (the “Automobile Allowance”).

5.6. The Company shall reimburse the Employee for all amounts due the Employee, as set forth in expense reports, within seven (7) days of receipt of the expense report.

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6. DISABILITY

6.1. If, during the Term, the Employee shall, in the opinion of a majority of all of the members of the Board, as confirmed by competent medical evidence, become physically or mentally incapacitated to perform his duties for the Company hereunder for a continuous period, then for the first eighteen (18) months of such period he shall receive his full Base Salary, his full Bonus, and any payments pursuant to Paragraphs 5 and 9.   In no event shall the Employee be entitled to receive any payments under this Paragraph 6.1 beyond the expiration or termination date of this Agreement. If such illness or other incapacity shall endure for a continuous period of at least eighteen (18) months, the Company shall have the right, by written notice, to terminate the Employee's employment hereunder as of a date (not less than five (5) days after the date of the sending of such notice of termination of employment) to be specified in such notice.  The Employee agrees to submit himself for appropriate medical examination to a physician of the Company's designation as necessary for purposes of this Paragraph 6.1.  The provisions hereof are not intended to limit the Employee’s right to receive other amounts payable to him pursuant to the provisions of this Agreement.

6.2. The obligations of the Company under this Paragraph 6 may be satisfied, in whole or in part, by payments to the Employee under disability insurance provided by the Company.

7. RESTRICTIVE COVENANT; CONFIDENTIAL INFORMATION

7.1. The Employee agrees that, if the term of his employment hereunder shall expire or his employment shall at any time terminate voluntarily by the Employee (other than for Good Reason or following a Change in Control) or by the Company for cause, the Employee will not at any time within one (1) year after such expiration or termination, without the prior written approval of the Company, anywhere within 25 miles where the Company is engaged in business activities, whether individually or as a principal, officer, employee, partner, member, director or agent of, or consultant for, any person or other entity (“Person”), engage or participate in a business which, as of such expiration or termination date, is competitive with that of the Company, and shall not make any investments in any such similar or competitive entity, except that the Employee may acquire up to one percent (1%) of the outstanding voting stock of any entity whose securities are listed on a bona fide stock exchange.

7.2. (a)  The Employee represents that he has been informed that it is the policy of the Company to maintain as secret all Confidential Information (as hereinafter defined) and further acknowledges that such Confidential Information is of great value to the Company.  The Employee recognizes that, by reason of his employment with the Company, he will acquire Confidential Information.  The Employee confirms that it is necessary to protect the Company's goodwill, and, accordingly, hereby agrees that he will not (except where reasonably necessary in the performance of his duties, or where authorized by the Board or as required by law, rule or regulation or applicable regulatory or administrative process or by a court of competent jurisdiction), at any time during the Term or thereafter, divulge to any Person, or use, any such Confidential Information.

(b)  The Employee agrees that, upon the expiration or termination of this Agreement for any reason whatsoever, he shall deliver to the Company any material relating to any Confidential Information received by the Employee during the Term arising out of, in connection with, or related to any activity or business of the Company.

(c)  For purposes hereof, the term “Confidential Information” shall mean all proprietary and confidential information obtained by or given to the Employee during the course of his employment.  Confidential Information shall not include information which (i) was in the public domain at the time furnished to, or acquired by, the Employee, or (ii) thereafter enters the public domain other than through disclosure, directly or indirectly, by the Employee or others in violation of an agreement of confidentiality or nondisclosure.

8. VACATIONS

8.1. The Employee shall be entitled to six (6) weeks vacation during each Contract Year of the Term, the time and duration of any particular vacation period to be determined by mutual agreement between the Employee and the Company.  The Employee shall be paid for up to two (2) weeks unused vacation time in any Contract Year. Any other vacation time not used by the end of a Contract Year will be forfeited without compensation.

9. PARTICIPATION IN EMPLOYEE BENEFIT PLANS; OTHER INSURANCE

9.1. The Employee and any beneficiary of the Employee shall be accorded the right to participate in and receive benefits under and in accordance with the provisions of any pension, profit sharing, medical insurance, dental insurance, long-term care insurance, life insurance and disability insurance benefits and plans of the Company either in existence as of the date hereof or hereafter adopted for the benefit of its executive employees.

9.2. Until such time as a medical and dental insurance plan of the Company is established, the Company shall reimburse the Employee for all medical and dental insurance premiums paid by him for himself and his family covering the last quarter of 2010 and through the Term.

9.3. The Company shall reimburse, when invoices or Employee expense reports are submitted, the Employee for, or pay directly to the insurance companies, all insurance premiums paid by him for disability insurance, long-term care insurance, and life insurance, up to an aggregate of $30,000 per Contract Year. Such reimbursement or payment obligation shall relate to premiums covering the last quarter of 2010 and through the Term.

9.4. In the event that the Employee’s employment shall at any time terminate by the Employee for Good Reason or following a Change in Control or by the Company without cause, the Employee shall be entitled to be reimbursed for the Automobile Allowance, comparable medical and dental insurance, and insurance premium reimbursement, as provided for in Paragraph 9.3, for a period of two (2) years after termination.

10. OFFICER AND DIRECTOR LIABILITY INSURANCE

10.1. The Company shall obtain and maintain throughout the Term officer and director liability insurance from an insurer reasonably acceptable to the Employee in the amount of at least Three Million Dollars ($3,000,000) or such lesser amount as shall be agreed to by the Employee.  In the event a “claims made” policy is obtained, the Company shall continue to cover the Employee thereunder as a named issued following cessation of employment and until the expiration of all applicable statutes of limitation.

11. EARLIER TERMINATION

11.1. The Employee's employment hereunder shall automatically terminate upon his death and may terminate at the option of the Company upon:

(a) the Employee's incapacity in accordance with the provisions set forth in Paragraph 6.l hereof; or

(b) written notice to the Employee in the event the Company terminates his employment hereunder for cause or without cause as set forth in Paragraph 1.2 or 1.3 hereof, respectively.

11.2. The Employee may terminate this Agreement at any time upon written notice to the Company for Good Reason or following a Change in Control, as set forth in Paragraph 1.4 hereof, or otherwise.

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12. REPRESENTATIONS AND WARRANTIES

12.1. The Company makes the following representations and warranties: (a) the Company has the power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board and no other proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (c) this Agreement constitutes the valid and binding obligation of the Company and is enforceable in accordance with its terms. The grants of Common Shares of the Company (pursuant to paragraph 4.4) have been duly authorized by the Board and no other proceedings on the part of the Company are necessary in connection therewith.

12.2. The Company further represents and warrants that neither the execution and delivery of this Agreement by the Company nor compliance by the Company with any of the provisions hereof nor the consummation of the transactions contemplated hereby, will:

(a) violate or conflict with any provision of the Certificate of Incorporation or By laws of the Company;

(b) violate or, alone or with notice or the passage of time, result in the breach or termination of, or otherwise give any contracting party the right to terminate, or declare a default under, the terms of any contract, agreement, understanding or commitment to which the Company is a party or by which it may be bound;

(c) violate any order, judgment, injunction, award or decree against, or binding upon, the Company; or

(d) violate any law or regulation of any jurisdiction relating to the Company.

13. ARBITRATION

13.1. All disputes between the parties hereto concerning the performance, breach, construction or interpretation of this Agreement or any portion thereof, or in any manner arising out of this Agreement or the performance thereof, shall be submitted to binding arbitration, in accordance with the rules of the American Arbitration Association, which arbitration proceeding shall take place at a mutually agreeable location in Palm Beach County, Florida or such other location as agreed to by the parties.  The parties acknowledge and agree that the foregoing arbitration provision is the exclusive means for resolving disputes hereunder and neither party shall claim that such proceeding is in an inconvenient forum.

13.2. The award rendered by the arbitrators shall be final, binding and conclusive, and judgment may be entered upon it in accordance with applicable law in the appropriate court in the State of New York, with no right of appeal therefrom.

13.3. The prevailing party shall be entitled to be reimbursed by the other party for its or his expenses of arbitration, including, without limitation, reasonable attorneys’ fees and the expenses of the arbitrators and the arbitration proceeding; provided, however, that, in the event it is not evident whether a particular party prevailed in the proceeding, each party shall pay its or his own expenses of arbitration, and the expenses of the arbitrators and the arbitration proceeding shall be shared equally; provided further that, in such event, if, in the opinion of the arbitrator, or a majority of the arbitrators, as the case may be, any claim or defense was unreasonable, the arbitrator(s) may assess, as part of his/their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrator(s) and the arbitration proceeding against the party raising such unreasonable claim or defense.

14. ASSIGNMENT

14.1. This Agreement, as it relates to the employment of the Employee, is a personal contract and the rights and interests of the Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated.

15. NOTICES

15.1. Any notice required or permitted to be given pursuant to this Agreement shall be deemed to have been duly given when delivered by hand or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or telecopier as follows:

If to the Employee:

Mark Weinreb
c/o Certilman, Balin, Adler & Hyman, LLP
90 Merrick Avenue
East Meadow, New York 11554
Attention: Fred Skolnik, Esq.
Telecopier Number:  (516) 296-7111

If to the Company:

Stem Cell Assurance, Inc.
200 Glades Road, Suite # 2
Boca Raton, FL 33432
Attention:                                Gloria McConnell
Telecopier Number   561-362-4142

or at such other address as any party shall designate by notice to the other party given in accordance with this Paragraph 15.1.

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16. GOVERNING LAW

16.1. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding choice of law principles thereof.

17. WAIVER OF BREACH; PARTIAL INVALIDITY

17.1. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.  If any provision, or part thereof, of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed, and any court of competent jurisdiction or arbiters, as the case may be, are authorized to so reform such invalid or unenforceable provision, or part thereof, so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.

18. ENTIRE AGREEMENT

18.1. This Agreement constitutes the entire agreement between the parties and there are no representations, warranties or commitments except as set forth herein.  This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the subject matter hereof.  This Agreement may be amended only by a writing executed by the parties hereto.

19. REPRESENTATION BY COUNSEL; INTERPRETATION

19.1. Each party acknowledges that it or he has been represented by counsel, or has been afforded the opportunity to be represented by counsel, in connection with this Agreement.  Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the parties.  The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

[Remainder of page intentionally left blank.  Signature page follows.]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year above written.

STEM CELL ASSURANCE, INC.

By:	/s/ Gloria McConnell
Gloria McConnell- President

Date: 10/4/10

By:	/s/ Mark Weinreb
Mark Weinreb

Date: 10/4/10